SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 14, 2007


                           MOTORSPORTS EMPORIUM, INC.
             (Exact name of registrant as specified in its charter)


         Nevada                        0-32323                  20-1217659
(State or other jurisdiction         (Commission              (IRS Employer
  of incorporation)                  File Number)         Identification Number)


               7525 East Williams Drive, Scottsdale, Arizona 85255 (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (480) 596-4002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2., below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-120

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13c-4(c) under the
    Exchange Act (17 CFR 240.133-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On March 14, 2007, Motorsports Emporium, Inc. ("Company") entered into a Stock Sale and Purchase Agreement with David W. Keaveney, the Company's Chief Executive Officer ("Keaveney") and Kenneth Yeung ("Yeung"), pursuant to which:

     a. Keaveney sold 200,000 shares of the Company's Series C Preferred Stock ("Preferred C") to Yeung for a purchase price of $10,000 (the exact price previously exchanged for Preferred C shares for the cancellation of $10,000 in accrued, but unpaid, compensation due to Keaveney);
     b. Yeung agreed to immediately pay off an aggregate of $200,627.02 of the Company's liabilities, which debt reductions were intended to reduce outstanding liabilities including $48,787.70 owed by the Company to Keaveney for accrued salary and $38,115.35 owed by the Company to Rhonda Keaveney, the Company's Chief Operating Officer;
     c. Keaveney agreed to resign from his positions as Chief Executive Officer, Chief Financial Officer and as a Director of the Company effective on or about April 2, 2007. (Although it was not a term of the Stock Sale and Purchase Agreement, Keaveney verbally agreed to resign from the office of President of the Company effective March 14, 2007, and Yeung was elected President of the Company on such date); and
     d. Rhonda Keaveney also verbally agreed to resign from her positions as Chief Operating Officer, Secretary and Director of the Company effective on or about April 2, 2007.

     Keaveney and Yeung agreed that it would be in the best interests of the Company and its shareholders for Keaveney to stay with the Company in order to finish and file the Company's Form 10-KSB Annual Report for the Fiscal year Ended December 31, 2006.

     As a result of the Stock Sale and Purchase Agreement, Yeung is now a control person of the Company. See Item 5.01, below.

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES.

     On February 9, 2007, the Company issued 166,667 shares of restricted common stock to David W. Keaveney in lieu of $5,000 in accrued salary.

     On March 1, 2007, the Company issued 384,615 shares of restricted common stock to Mr. Nick Babyak based on a five day average trading price of $.031 for the week of February 5, 2007, discounted by 20% due to restricted status of the share of common stock, for a net price of $.026 per share.

     On March 9, 2007, the Company issued an additional 403,225 shares of restricted common stock to Mr. Babyak based on a five day average trading price of $.0326 for the week of January 22, 2007, discounted by 20% due to restricted status of the shares of common stock, for a net price of $.0248 per share.

     The above shares of common stock were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

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
ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

     As a result of the Stock Sale and Purchase Agreement described in Item 1.01, above, control of the Company has changed. Yeung now owns 200,000 of the 3,000,000 Authorized Preferred C shares. Yeung's ownership of the 200,000 shares represents 100% of the issued and outstanding Preferred C. Each share of the Preferred C stock has 3,000 votes per share, giving Yeung 600,000,000 votes (out of 604,368,768 votes available to Yeung and the holders of common stock) on all matters submitted to a vote of shareholders. There were approximately 4,368,768 common shares issued and outstanding the day of this filing, thereby giving Yeung controlling voting rights in the Company.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

     As discussed in Item 1.01, above, Keaveney resigned from the office of President and Yeung was elected to the office of President on March 14, 2007. Keaveney has agreed to resign from his positions as Chief Executive Officer, Chief Financial Officer and from the Board of Directors, effective on or about April 2, 2007. Moreover, Rhonda Keaveney has agreed to resign from her positions as Chief Operating Officer, Secretary and from the Board of Directors, effective on or about April 2, 2007.

ITEM 8.01 OTHER EVENTS.

     Although the Stock Sale and Purchase Agreement was signed on March 14, 2007, material conditions of the agreement were not satisfied until March 23, 2007. Although not a party to the agreement, Robert Brehm and his company, Intercontinental Assets Corporation ("IAC"), approved the agreement. In order to accommodate the parties to the agreement, Mr. Brehm and IAC entered into an amendment to the Twelve Month Convertible Note issued to them by the Company in 2006. The amendment provided for the deferral of payments under the Twelve Month Convertible Note until June 2007, and extended the term of the note from August 30, 2007, to May 30, 2008.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Not applicable.
     (b)  Not applicable.
     (c)  Not Applicable.
     (d)  Exhibits.

          10.1   Stock Sale and Purchase Agreement dated March 14, 2007
          10.2  Twelve Month Convertible Note Amendment dated March 14, 2007

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
                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: March 26, 2007

                                        MOTORSPORTS EMPORIUM, INC.


                                        By: /s/ David Keaveney
                                            ------------------------
                                            David Keaveney
                                            Chief Executive Officer

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